Exhibit 4.38

Security Deposit Pledge Guarantee Agreement

Agreement No.: 20201653

Date: June 19, 2020

Party A: ZhongAn Online P&C Insurance Co., Ltd. (hereinafter referred to as “Party A” or “ZhongAn Insurance”)

Registered Address: 4-5/F, Associate Mission Building, 169 Yuanmingyuan Road, Huangpu District, Shanghai

Legal Representative: OU Yaping

Party B: Shenzhen Xiaoying Puhui Technology Co., Ltd. (hereinafter referred to as “Party B” or “Xiaoying Puhui”)

Registered Address: Qianhai Complex A201, Qianwan Road 1, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen

Legal Representative: SUN Huichang

WHEREAS,

Party A, Shenzhen Tangren Financing Guarantee Co., Ltd. (hereinafter referred to as “Tangren Guarantee”) and Shenzhen Ying Zhong Tong Financial Information Service Co., Ltd. (hereinafter referred to as “Ying Zhong Tong”) have entered into the Tripartite Cooperation Agreement No. 20193854 dated November 8, 2019, and, Party A, Party B and Tangren Guarantee have entered into the Tripartite Cooperation Agreement No. 20193948 dated November 8, 2019, and may enter into relevant Supplementary Agreement from time to time (hereinafter referred to collectively as the “Tripartite Cooperation Agreements”). According to the Tripartite Cooperation Agreements, with respect to the specific loan business referred by Ying Zhong Tong or Xiaoying Puhui, Tangren Guarantee will enter into an Entrusted Guarantee Contract with the borrower and charge the borrower guarantee fee and arrears administration fee (if any) according to the contract. If Party A underwrites such loan business after passing the underwriting review, Tangren Guarantee will provide joint and several liability guarantee for the right of subrogation against the borrower to be acquired by Party A after fulfilling the insurance payment obligation to the lender in accordance with the insurance contract and the premium as Party A may require the borrower to pay under the guarantee insurance business, provided that the total amount paid by Tangren Guarantee for such joint and several liability guarantee shall be capped at the aggregate of the guarantee fees payable and the arrears administration fees (if any) actually paid to Tangren Guarantee by all the borrowers in the loans underwritten by Party A in the above cooperation. NOW, Party B is willing to provide security deposit pledge guarantee for the above joint and several guarantee liability of Tangren Guarantee within the scope of guarantee agreed herein, THEREFORE, in order to specify the rights and obligations of the Parties, the Parties hereto enter into the following agreement in good faith and upon friendly consultation according to the provisions of applicable laws and regulations.

Article 1                                               Security Deposit Pledge Guarantee

1.1           Scope of Guarantee and Enforcement of Security Interest:

Party B agrees to create security deposit pledge guarantee for the joint and several guarantee liability of Tangren Guarantee under the Tripartite Cooperation Agreements, by providing security deposit. Should Tangren Guarantee fail to timely and fully fulfill its joint and several guarantee liability to ZhongAn Insurance pursuant to the Tripartite Cooperation Agreements due to its own cause, then ZhongAn Insurance shall be entitled to directly deduct the security deposit paid by Party B hereunder, by an amount equivalent to the amount of the joint and several guarantee liability that should be assumed by Tangren Guarantee under the Tripartite Cooperation Agreements (provided that the total amount shall be capped at the aggregate of the guarantee fees payable and the arrears administration fees (if any) actually paid to Tangren Guarantee by all the borrowers in the loans underwritten by Party A in the above cooperation).

1.2           This Agreement shall only apply to the business occurred after November 1, 2019 (inclusive),  which Party A will underwrite corresponding creditor’s rights pursuant to the Tripartite Cooperation Agreements and Tangren Guarantee agrees to provide guarantee for such creditor’s rights therein.

1.3           Collection and Refund of Security Deposit. It is agreed that the specific operation rules for reconciliation, payment, refund and deduction of security deposit shall be otherwise agreed in a written supplementary agreement or conformed via email by designated personnel.

1.4           Use of Security Deposit. Should Tangren Guarantee fail to timely and fully fulfill its guarantee liability to Party A pursuant to the Tripartite Cooperation Agreements, then Party A shall be entitled to directly deduct the security deposit paid by Party B; or in case that Party B has paid more security deposit than it is supposed to, then upon email confirmation by Party A, Party B and Tangren Guarantee, such excess of the security deposit may be directly used as compensation to Party A while the guarantee liability of Tangren Guarantee will be reduced pro rata.

The designated personnel of the Parties and their contact information shall be as follows:

Party A: [          ]

Email: [          ]

Party B: [          ]

Email: [          ]

Tangren: [          ]

Email: [          ]

Any change to the above personnel may be otherwise agreed in a written supplementary agreement or confirmed via email by the original designated personnel on behalf of the Parties.

Article 2                                               Representations and Warranties

2.1           The Parties undertake that the execution of this Agreement complies with applicable laws and regulations, and violate no laws or regulations.

2.2           The Parties have obtained the necessary and lawful approvals and authorizations for the execution and performance of this Agreement, including but not limited to the approvals and authorizations of the authorities of the Parties, and the execution of this Agreement and performance of their obligations hereunder by the Parties comply with the provisions of laws, administrative rules, regulations and the Articles of Association or internal organizational documents of the Parties.

2.3           The Parties shall sign the documents and provide all kinds of information and documents that must be signed or provided by the Parties to complete the cooperation matters hereunder.

2.4           The Parties shall actively perform their obligations under other provisions hereof.

Article 3                                               Confidentiality Obligation

The Parties shall be obligated to keep confidential the trade secrets and information relating to this Agreement of the other Party known and the contents of this Agreement (hereinafter collectively referred to as the “Secrets”), except otherwise provided by the PRC laws and regulations and required by regulatory authorities, or disclosed to professional consulting firms (including but not limited to attorneys, accountants, auditors, appraisers, financial advisors, etc. and their personnel) engaged by the receiving Party (hereinafter collectively referred to as the “Representatives”), provided that reasonable measures have been taken to require such Representatives to undertake the same confidentiality obligations with respect to the confidential information as those set out herein. If the above Representatives violate the confidentiality obligation, it shall be deemed as a breach of contract by the receiving Party, and neither Party may disclose the Secrets to any other third party.

Article 4                                               Liabilities for Breach of Contract

4.1           A Party who breaches its undertakings, warranties or other obligations hereunder shall indemnify the other Party for losses suffered as a result of such breach and for costs incurred in pursuing and remedying the breach by the other Party.

4.2           If a Party is unable to perform or fully perform this Agreement due to force majeure, such Party shall be fully or partially exempted from the liability for breach of contract.

4.3           Event of Default

In addition to breach of any obligation, undertaking or warranty hereunder, any of the following events of Party B shall constitute an Event of Default for the purpose of this Article:

(1)             Where Party B breaches any of its obligations hereunder or Party B explicitly expresses or indicates by its own acts that it will not perform any of its obligations hereunder;

(2)             Where the documents submitted or any representations and undertakings made to Party A by Party B are unauthentic, inaccurate or incomplete; or have false records, misleading representations or gross omissions; or conceal true and important information;

(3)             Where Party B experiences leakage of customers’ personal information or concentrated negative news or public opinions;

(4)             Where Party B is subject to frequent litigation or arbitration cases, or has disputes the amount of which are so large that it may affect the performance of Party B’s obligations under this cooperation;

(5)             Where Party B is subject to any administrative punishment or criminal sanction or any investigation by relevant authority, due to any illegal or irregular operation, etc.;

(6)             Where Party B incurs external financing liabilities on its own or through its affiliates or otherwise without 15 business days’ prior notice to Party A;

(7)             Where Party B provides external guarantee without 15 business days’ prior notice to Party A;

(8)             Where any controlling shareholder, actual controller, director, supervisor or senior executive of Party B is subject to criminal sanctions, has committed major violations of laws or regulations or is included in the list of dishonest persons subject to enforcement;

(9)             Where Party B has significant operational difficulties, financial losses, significant loss of assets, etc. that may result in a decline in its ability to fulfill its obligations;

(10)      Where Party B has corporate merger, split, dissolution, acquisition and reorganization, disposal of major assets, liquidation, been declared bankrupt, or the like;

(11)      Where Party B fails to maintain the approvals, authorizations and/or consents required to perform its contractual obligations, or the said approvals, authorizations and/or consents have been suspended, withdrawn or revoked;

(12)      Where Party B breaches any representation or warranty made in this Agreement;

(13)      Where Party B is under receivership or placed in trust by the relevant regulatory authority;

(14)      Where Party B has ceased or shows by action that it will cease operating its main business;

(15)      Where Party B is negligent in administering or asserting its due claims against third parties; or disposes assets for free or at unreasonably low price or in other inappropriate way, or transfers property or avoids debts;

(16)      Where Party B has any other illegal or irregular acts or there are circumstances that may cause it unable to perform its obligations hereunder as agreed.

4.4           Where Party B has any Event of Default stated herein, Party A is entitled to take any or more of the following measures:

(1)             Require Party B to immediately cease its breach, and compensate Party A for all economic losses so suffered;

(2)             Unilaterally terminate this Agreement based on the then circumstances;

(3)             Require Party B to continue the performance of the contractual obligations hereunder;

(4)             Notify the lender to immediately stop new advance;

(5)             Disclose Party B’s breach of contract to the public; and

(6)             Take other remedy measures as provided by laws and regulations.

Article 5                                               Notice

5.1           The Parties shall send notice to the other Party by the following address:

Party A: ZhongAn Online P&C Insurance Co., Ltd.

Address: ZhongAn Insurance, 4/F, Associate Mission Building, 169 Yuanmingyuan Road, Huangpu District, Shanghai

Phone: [          ]

Contact Person: [          ]

Email: [          ]

Party B: Shenzhen Xiaoying Puhui Technology Co., Ltd.

Address: Qianhai Complex A201, Qianwan Road 1, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen

Phone: [          ]

Contact Person: [          ]

Email: [          ]

5.2           A notice will be deemed received on (i) the first business day after the date of sending (the date of sending shall be the date when the fax machine prints the confirmation of successful sending of the fax), if sent by fax; or (ii) the date of delivery to the designated address, if sent by personal delivery; or (iii) the 5th day after the date of post, if sent by post; or (iv) the date of successful sending, if sent by e-mail.

5.3           If a Party designates a different address or if its above address changes, such Party shall promptly notify the other Party in writing.

Article 6                                               Applicable Laws and Dispute Resolution

6.1           The validity, interpretation and performance of this Agreement shall be governed by the laws, regulations and governmental department rules of the PRC.

6.2           Any dispute arising from the performance of this Agreement or in connection with this Agreement shall be resolved by the Parties through friendly negotiation; and in case of failure to do so, either Party may bring a lawsuit before the competent people’s court at the place of signature of this Contract.

6.3           Pending dispute resolution, the Parties shall continue performing this Agreement except the disputed part.

Article 7                                               Miscellaneous

7.1           This Agreement shall establish and take effect upon affixation of common seal by the Parties and signature/seal by the legal representatives of the Parties.

7.2           This Agreement shall be effective retroactively from November 1, 2019.

7.3           This Agreement shall be made in duplicate, with each Party holding one copy of the same legal effect.

7.4           This Agreement shall be signed in Xuhui District, Shanghai on June 19, 2020.

(REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.)

(Signature Page to the Security Deposit Pledge Guarantee Agreement No. 20201653)

Party A: ZhongAn Online P&C Insurance Co., Ltd. (Common Seal)

/s/ Seal of ZhongAn Online P&C Insurance Co., Ltd.

Legal Representative:	/s/ Ou Yaping

Party B: Shenzhen Xiaoying Puhui Technology Co., Ltd. (Common Seal)

/s/ Seal of Shenzhen Xiaoying Puhui Technology Co., Ltd.

Legal Representative:	/s/ Sun Huichang